Exhibit 99

Reactor Watch Teams with Dillard’s and Country Stars Montgomery Gentry for National Promotion Kicking off June 10th

Radio and in-Store Promotion to Give Away Concert Tickets, Watches and Gift Cards!

AGOURA HILLS, Calif.--(BUSINESS WIRE)--Southern California-based REACTOR, maker of the world’s most durable and progressive sport watches, today announced a new partnership with retail giant Dillard’s (NYSE: DDS) and country music superstar duo Montgomery Gentry. The partnership will feature a joint radio and in-store promotion, which kicks off today at a joint press conference in Nashville, coinciding with Columbia Nashville’s release of Montgomery Gentry’s seventh album, Back When I Knew It All.

“When Dillard’s learned that Troy Gentry was a watch collector, we arranged to get him a Reactor, which he loved and started wearing regularly,” said Reactor Founder and President, Jimmy Olmes. “We later supplied watches to the band for a video shoot, and when we heard that they had a new album coming out in June, we formulated the idea to do this ambitious promotion.”

The promotion will include life-size standees of Montgomery Gentry in all Dillard’s that sell Reactor, door decals, aisle posters and signage in the watch department. Dillard’s will also be selling Back When I Knew It All at all Reactor Watch counters and offer watches for sale at select Montgomery Gentry concerts. In the 24 regions where Montgomery Gentry has tour stops, Dillard’s will also host lotteries at the Reactor Watch counters for tickets to the duo’s concerts. Entries will also enter customers in a drawing for a Grand Prize to include a $500 Dillard’s Gift Card, a pair of Reactor diamond Fusion watches valued at over $5,000 and a special prize provided by Montgomery Gentry.

“We are extremely proud to offer this new release from a leading artist in our stores this summer,” said Dillard’s Vice President Kay White. “And, we’re thrilled that Montgomery Gentry will make personal appearances at three Dillard’s locations to do autograph signings and meet with our customers.”

The promotion will be backed by a multimedia advertising campaign to include print, online and, in conjunction with Sony BMG and Columbia Records, a massive radio promotion to support the release of the CD, the concert tour, and additional Grand Prize drawings. For the radio promotion, Reactor will supply 200 watches, along with concert tickets, to listeners in select markets across the country. Reactor and Dillard’s will supply 200 $25 gift cards and four additional Grand Prizes to be given away by the radio networks and as part of an online promotion which will send traffic to a joint Dillard’s-Reactor-Montgomery Gentry website to register to win.

“This is definitely a ‘win-win-win’ proposition for us and our esteemed partners, and should bring a great deal of new attention to the Reactor brand and Montgomery Gentry’s exciting new studio album release,” added Olmes. “We’re also pleased that both Eddie and Troy selected Reactor product, and that the watches were worn during Montgomery Gentry’s most recent television performance at the Academy of Country Music Awards show broadcast from Las Vegas.”

For more information on Reactor’s current line, or to find a dealer, visit www.reactorwatch.com or call 800-291-6600.

Unique styling and an uncompromising commitment to quality are what set Reactor Watch apart from the crowded watch market. Founded in 2003 by veteran sport watch guru Jimmy Olmes, Reactor’s goal is to make “the best built performance sport watch …period.” Every Reactor model is built to meet or exceed demanding Swiss standards while offering an unprecedented value in fine watches.

Dillard's, Inc. (NYSE: DDS) is one of the nation's largest fashion apparel and home furnishing retailers. The Company's stores operate with one name, Dillard's, and span 29 states. Dillard's stores offer a broad selection of merchandise, including products sourced and marketed under Dillard's exclusive brand names.

Montgomery Gentry is an American country music duo composed of Eddie Montgomery (brother of country singer John Michael Montgomery) and Troy Gentry. Gentry and both Montgomery brothers originally comprised Early Tymz, a country band that had local success in clubs throughout the state of Kentucky. After John Michael Montgomery left for a solo career, Eddie Montgomery and Troy Gentry began performing as a duo, alternating as lead vocalists. Signed in 1999 to Columbia Records, the duo released its platinum-certified debut album Tattoos & Scars that year. They have since recorded four more studio albums: Carrying On (2001), My Town (2002), You Do Your Thing (2004), and Some People Change (2006), as well as a Greatest Hits package. These albums have produced more than 20 chart singles for the duo to date on the Billboard Hot Country Songs charts. including the Number One hits “If You Ever Stop Loving Me,” “Something to Be Proud Of” and “Lucky Man,” as well as ten more Top Ten hits. Their single “Back When I Knew It All” is currently the duo’s fastest rising to date and already a Top 20 hit.

SONY BMG MUSIC ENTERTAINMENT is a global recorded music joint venture with a roster of current artists that includes a broad array of local artists and international superstars, as well as a vast catalog that comprise some of the most important recordings in history. SONY BMG MUSIC ENTERTAINMENT is 50% owned by Bertelsman A.G. and 50% owned by Sony Corporation of America.

Columbia Records is the oldest surviving brand name in recorded sound, dating back to 1888, and was the first record company to produce pre-recorded records as opposed to blank cylinders. Today it is a premier subsidiary label of Sony BMG Music Entertainment, Inc.

CONTACT:
Pratt Public Relations
Wendy Pratt, 310-372-7046
wpratt@earthlink.net